SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(Amendment No. 1 )*

	ROXIO INC
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	780008108
	(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, NA.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					905538
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							905538
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	997673
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	3.63%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					344619
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							344619
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
344619
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	1.25%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------




CUSIP No.780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS TRUST AND BANKING COMPANY (JAPAN) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	Japan
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS LIFE ASSURANCE COMPANY LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS BANK PLC
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS CAPITAL SECURITIES LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS CAPITAL INVESTMENTS
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
----------------------------------------------------------------------------




CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK & TRUST (ISLE OF MAN) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK AND TRUST (JERSEY) LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS BANK TRUST COMPANY LIMITED
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	England
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	780008108
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	BARCLAYS PRIVATE BANK AND TRUST LIMITED (Sussie)
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					0
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							0
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate
0
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, NA
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
         			San Francisco, CA  94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
		 ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL FUND ADVISORS
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 45 Fremont Street
        			 San Francisco, CA   94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS GLOBAL INVESTORS, LTD
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			 Murray House
         			1 Royal Mint Court
        			 LONDON, EC3N 4HH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS TRUST AND BANKING COMPANY (JAPAN) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower 8th Floor
         			1-1-39 Hiroo Shibuya-Ku
         			Tokyo 150-0012 Japan
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS LIFE ASSURANCE COMPANY LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Unicorn House 5th floor
         			252 Romford Road, Forest Gate
         			London 37 9JB England
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS BANK PLC
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			54 Lombard Street
         			London, England EC3P 3AH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS CAPITAL SECURITIES LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			5 The North Colonmade
         			Canary Wharf, London, England E14 4BB
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS CAPITAL INVESTMENTS
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			5 The North Colonmade
         			Canary Wharf, London, England E14 4BB
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK & TRUST (ISLE OF MAN) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			4th Floor, Queen Victoria House
	  		Isle of Man, IM99 IDF
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK AND TRUST (JERSEY) LIMITED
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			39/41 Broad Street, St. Helier
	 		Jersey, Channel Islands JE4 8PU
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			ROXIO INC
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			455 El Camino Real
			Santa Clara,  CA 95050
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			BARCLAYS PRIVATE BANK AND TRUST LIMITED (Sussie)
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
10 rue d'Italie
CH-1204 Geneva
Switzerland
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			780008108
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		1342292
------------------------------------------------------------------------------

(b)  Percent of Class:
		4.88%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		1250157
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		0
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		1250157
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		0
              ----------------------------------------------------------------
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
	THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not applicable
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable




ITEM 10.	CERTIFICATION


	(a) The following certification shall not be included if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						July 10, 2003
				      ---------------------------------------
						Date

				      ---------------------------------------
						Signature

						Nancy Yeung
						Manager of Global Accounting
				      ---------------------------------------
						Name/Title